Exhibit 99.1

June 20, 2003

To Our Shareholders:

It has been six months since I joined Avatech Solutions as the CEO. During this time, the new management team and I have been working towards significant change that we believe will create a profitable company. I would like to take this opportunity to tell you about some of these changes and explain the reasons for this transformation. The underlying objective is to build shareholder value.

The original vision of Avatech is still the cornerstone of our business: provide consistent, high quality technology solutions for our customers, and to be the leader in our industry. To this strong vision, we bring a fresh perspective. We are looking at every part of our business to find ways to become more focused and at the same time, more committed than ever to diversification. We have to look at ways to work smarter and leverage our strengths – our people, our rich customer base, and our nationwide presence.

As we look towards building a profitable future for the company, we have reviewed every aspect of the existing operating model to find ways to become more efficient and productive. We took specific measures in the last three weeks to lower operating costs to give us more financial strength to pursue new business. The closing of three offices, significant cost cutting, and a 15% reduction in force in the organization should result in substantial improvement in our P&L performance, and enhance our ability to act on strategic initiatives.

We continue to pursue, analyze and implement opportunities to diversify our product offerings to become a true solutions provider. Last month, we announced the sale to TDCi of the PrescientQA technology we acquired in the PlanetCAD merger. Because the PrescientQA products are positioned for larger organizations, this transaction allows us to focus our attention in the small-to mid-size business space. We retained rights to Proof Positive, our quality and CAD standards product for Autodesk Inventor, which fits with our mid-market focus.

We announced our intention to join forces with Dassault Systemes (Nasdaq: DASTY) to bring Product Lifecycle Management (PLM) solutions to our customers, a natural extension of our design software business. We’ve also just signed a nationwide reseller agreement with Archibus and a number of other partners to deliver complete facilities and asset management solutions across all of our industry segments. All of these initiatives have brought refined focus and new opportunities for growth.

We have added a variety of new content and better functionality to our corporate website, www.avatechsolutions.com, especially in the new investors section. There you will find a current archive of all of our press releases, information about our management team, product lines, the locations that comprise our national network, and a wealth of other useful background material. We have included a user-friendly, real-time link to all of the company’s filings with the SEC, which include detailed financial information, both current and historical. And most importantly, to keep you informed of what we’re doing at Avatech, we set up a simple sign-up form to enable investors to automatically receive all company news, via e-mail, at the same time we release it to newswire services and the financial community.

Even in these challenging times, we are confident that our new strategy will put us on the road to profitability and sustained growth – building an organization that brings shareholder value, results for our clients and rewards for our employees.

Sincerely,

/s/ DONALD R. “SCOTTY” WALSH
Donald R. “Scotty” Walsh CEO

AVATECH SOLUTIONS, INC

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